AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 2008
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
Registration Statement Under the
Securities Act of 1933

THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-2482571 (IRS Employer Identification No.)
16052 Swingley Ridge Road
Chesterfield, Missouri 63017
(Address of principal executive offices)
Registrant’s telephone number including area code:
(636) 728-3000

Cary A. Levitt, Esq.	Copies to:
Vice President and General Counsel Thermadyne Holdings Corporation 16052 Swingley Ridge Road Chesterfield, Missouri 63017 (636) 728-3000 Fax: (636) 728-3010 (Name and address of agent for service)	Nick H. Varsam, Esq. Armstrong Teasdale LLP One Metropolitan Square, Suite 2600 St. Louis, Missouri 63102 (314)-621-5070 Fax (314)-621-5065
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price per	Aggregate Offering	Amount of
Title of each class of securities to be registered	Registered	Share (1)	Price (1)	registration fee
Primary Offering: Common Stock, par value $0.01 per share	1,500,000	$19.82	$29,730,000.00	$1,168.39
Secondary Offering: Common Stock, par value $0.01 per share	4,496,555	$19.82	$89,121,720.10	$3,502.49
Total:	5,996,555	$19.82	$118,851,720.10	$4,670.88

(1)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock reported on The Nasdaq Stock Market on August 25, 2008.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not, and the selling stockholders may not, sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2008
PROSPECTUS
5,996,555 Shares
Common Stock

     We may offer and sell, from time to time, up to 1,500,000 shares of our common stock. The selling stockholders named under the caption “Selling Stockholders” in this prospectus may offer and sell, from time to time, up to 4,496,555 shares of our common stock. We will not receive any of the proceeds from the sale of the selling stockholders’ shares. Neither we nor the selling stockholders are required to sell any of these shares.
     We and the selling stockholders may offer for sale the shares of our common stock in a number of different ways and at market prices prevailing at the time of sale or at privately negotiated prices, as we more fully describe in the section entitled “Plan of Distribution” in this prospectus. When we or the selling stockholders offers shares of our common stock, we will provide the specific terms of the offerings in supplements to this prospectus.
     Our common stock is quoted on the Nasdaq Capital Market under the symbol “THMD.” On August 27, 2008, the last reported sale price of our common stock was $21.98.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2008.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the SEC’s “shelf registration” rules. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may offer and sell, from time to time, up to an aggregate of 1,500,000 shares of our common stock, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholders named in this prospectus under the caption “Selling Stockholders” may offer and sell, from time to time, in one or more offerings, up to an aggregate of 4,496,555 shares of our common stock.
     This prospectus provides you with a description of our common stock as well as other information you should know before investing in our common stock. Each time we or the selling stockholders offer and sell our common stock, we will provide one or more prospectus supplements that will contain specific information about the terms of that specific offering of our common stock and the specific manner in which it may be offered. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before making an investment decision. This prospectus may not be used to sell our common stock unless it is accompanied by a prospectus supplement.
     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but we refer you to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Incorporation of Certain Documents by Reference.” We urge you to read our registration statement on Form S-3 in its entirety, including all amendments, exhibits, schedules and supplements to that registration statement.
     You should rely only on the information included or incorporated by reference in this prospectus and any accompanying prospectus supplement or included in any free writing prospectus that we may file with the SEC in connection with this offering. Neither we nor the selling stockholders have authorized anyone to provide you with any other information. If anyone provides you with different or additional information, you should not rely on it. You should not interpret the delivery of this prospectus as an indication that there has been no change in our affairs since the date of this prospectus. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement. You should also be aware that information in this prospectus may change after this date. This prospectus is not an offer to sell or a solicitation of an offer to buy the securities to any person in any jurisdiction in which the offer or solicitation is unlawful.

PROSPECTUS SUMMARY
     The following information is qualified by the more detailed information appearing elsewhere in this prospectus or documents incorporated by reference in this prospectus. Prospective investors should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the notes thereto, which are incorporated into this prospectus by reference, before making an investment decision. As used in this prospectus, “Thermadyne,” “we,” “Company,” “our,” “us” or similar terms refer to Thermadyne Holdings Corporation and its subsidiaries, except where the context otherwise requires or as otherwise indicated.
Thermadyne Holdings Corporation
     Thermadyne is a global designer and manufacturer of cutting and welding products. Our products include oxy-fuel welding and cutting torches and regulators, plasma arc cutting and welding systems, arc welding power supplies, filler metals, hardfacing and welding alloys, manual and semi-automatic arc welding torches, tips and accessories, and high pressure gas control products. Most businesses that fabricate metal use these types of products to cut, join and reinforce steel, aluminum and other metals. The broad scope of our products allows us to serve industries ranging from transportation and construction to mining, manufacturing, energy exploration, and the repair and maintenance of manufacturing equipment and facilities. We market and sell our products under well established and widely recognized brands.
     Our common stock is quoted on the Nasdaq Capital Market under the symbol “THMD.” On August 27, 2008, the last reported sale price of our common stock was $21.98 per share and we had 13,474,952 shares of common stock outstanding.
     We were incorporated in Delaware in 1987. Our principal office is located at 16052 Swingley Ridge Road, Chesterfield, Missouri 63017, and our telephone number is (636) 728-3000. Our internet address is www.thermadyne.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus or the registration statement on Form S-3, of which this prospectus is a part.
The Offering
     Of the 5,996,555 shares offered pursuant to this prospectus, 1,500,000 shares are being offered by us, and 4,496,555 shares are being offered by Angelo, Gordon & Co., L.P. for the account of certain of its clients. We will not receive any proceeds from the sale of shares by the selling stockholders in this offering.
Risk Factors
     In analyzing an investment in the Company, prospective investors should carefully consider, along with other matters referred to and incorporated by reference in this prospectus, the information set forth under “Risk Factors,” beginning on page 2.

RISK FACTORS
     You should carefully consider the following risks and all of the other information set forth or incorporated by reference in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.
     The prospectus and the documents incorporated herein contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus, including by incorporation by reference.
Risks Related to Our Business
Our business is cyclical and is affected by general economic conditions, particularly those affecting steel construction and fabrication related activities, as well as other factors that are outside our control and may have a material adverse effect on our business, results of operations and financial condition.
     Our business is highly cyclical because many of the end-users of our products are themselves in highly cyclical industries, such as commercial construction, steel shipbuilding, oil and gas industry related construction and maintenance, and general manufacturing. The demand for our products, and therefore the results of our operations, are directly related to the level of production in these end-user industries. More specifically, our sales volumes are closely tied to the levels of steel related construction and fabrication activities. Accordingly, our business is to a large extent determined by general economic conditions and other factors beyond our control, any of which may have a material adverse effect on our business, results of operations and financial condition. These factors include recessionary economic cycles and cyclical downturns in our customers’ businesses, particularly those customers in the manufacturing and construction industries, fluctuations in the cost of raw materials, such as copper, brass and steel, the substitution of plastic or other materials for metal in many products and the movement of metal fabrication operations outside the United States. Economic conditions may adversely affect our customers’ business levels, which can have the effect of reducing the amount of our products they purchase. Furthermore, customers encountering adverse economic conditions may have difficulty paying for our products. Finally, terrorist activities, anti-terrorist efforts, war or other armed conflicts abroad may have an adverse effect on the U.S. and global economies and, consequently, a material adverse effect on our business, results of operations or financial condition.
Our business is highly competitive, and increased competition could reduce our sales, earnings and profitability.
     We offer products in highly competitive markets. We compete on the performance, functionality, price, brand recognition, customer service and support and availability of our products. We compete with companies of various sizes, some of which have greater financial and other resources than we do. Increased competition could force us to lower our prices or to offer additional product features or services at a higher cost to us, which could reduce our sales and net earnings.
     The greater financial resources of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product innovations that could put us at a disadvantage. In addition, some of our competitors have achieved substantially more market penetration in certain segments of the markets in which we operate. If we are unable to compete successfully against other manufacturers in our marketplace, we could lose customers, and our sales may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products that appeal to customers, that we will be able to improve or maintain our profit margins on sales to our customers or that we will be able to continue to compete successfully in our core markets.
Our international sales and operations pose certain risks that may adversely impact sales and earnings.
     Our products are used primarily in metal fabrication operations to cut and join metal parts. Metal fabrication operations are growing faster outside of the United States than they are in the United States. Certain metal fabrication, as well as manufacturing operations generally, is moving from the United States to international locations where labor costs are lower. Selling products into international markets and maintaining and expanding international operations require significant coordination, capital and resources. If we fail to address these developments, we may be unable to grow or maintain our sales and profitability.
     We sell our products to distributors located in approximately 100 countries. During the year ended December 31, 2007 and the six months ended June 30, 2008, approximately 41% and 45%, respectively, of our consolidated sales were derived from markets outside the U.S. A part of our long-term strategy is to increase our manufacturing, distribution and sales presence in international markets. We have operations and assets located outside of the United States, including in Australia, Canada, China, England, Italy, Malaysia and Mexico. International operations are subject to a number of special risks, in addition to the risks of our domestic business, including:
•	currency exchange rate fluctuations;

•	differing protections of intellectual property;

•	trade barriers;

•	regional economic uncertainty;

•	labor unrest;

•	currency exchange controls;

•	differing (and possibly more stringent) labor regulation;

•	governmental expropriation;

•	domestic and foreign customs, tariffs and taxes;

•	current and changing regulatory environments;

•	difficulty in obtaining distribution support;

•	difficulty in staffing and managing widespread operations;

•	differences in the availability and terms of financing; and

•	political instability and unrest.
Also, in some foreign jurisdictions, we may be subject to laws that limit the right and ability of entities organized or operating in those jurisdictions to pay dividends or remit earnings to affiliated companies unless specified conditions are met. These factors may adversely affect our results of operations and financial condition.
We are subject to currency fluctuations from our operations within non-U.S. markets and face risks arising from the imposition of exchange controls and currency devaluations.
     For our operations conducted in foreign countries, transactions are typically denominated in foreign currencies, including, but not limited to, the Australian dollar, Canadian dollar, Euro, and Pound Sterling. Accordingly, the costs of our operations in these foreign locations are also denominated in those local currencies. Because our financial statements are stated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our reported earnings. In addition, some sale transactions cross foreign country borders and pose foreign currency exchange settlement risks. We currently do not have exchange rate hedges in place to reduce the risk of an adverse currency exchange movement. Currency fluctuations have affected our reported financial performance in the past and will likely affect our reported financial performance in the future.
     We also face risks arising from the imposition of currency exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by our foreign subsidiaries or operations located or doing business in a country imposing controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Actions of this nature, if they occur or continue for significant periods of time, could have an adverse effect on our results of operations and financial condition in any given period.
Our future operating results may be affected by fluctuations in the prices and availability of raw materials.
     We purchase a large amount of commodity raw materials, particularly copper, brass and steel. At times, pricing and supply can be volatile due to a number of factors beyond our control, including global demand, general economic and political conditions, mine closures and labor unrest in various countries, activities in the financial commodity markets, labor costs, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect our raw material costs. In an environment of rapidly increasing raw material prices, competitive conditions can affect how much of these cost increases we can recover in the form of higher unit sales prices. To the extent that our arrangements to lock in supplier costs do not adequately contain cost increases and we are unable to pass on any price increases to our customers, our profitability could be adversely affected. Certain of the raw materials used in our hardfacing products within our filler metal product line, such as cobalt and chromium, are available primarily from sources outside the United States. Restrictions in the supply of cobalt, chromium and other raw materials could adversely affect our operating results. In addition, certain of our customers rely heavily on raw materials, and fluctuations in prices of raw materials for these customers could negatively affect orders for our products and our financial performance.
We may not be able to successfully implement our cost-reduction initiatives.
     We have undertaken and may continue to undertake cost-reduction initiatives including redesigning products and manufacturing processes, as well as, divesting non-core businesses, re-evaluating the location of certain manufacturing operations and the sourcing of vendor purchased components. There can be no assurance that these initiatives will be beneficial to us in providing the anticipated cost savings from such activities. If our cost-reduction efforts are unsuccessful, it may have a material adverse effect on our business.
We rely in large part on independent distributors for sales of our products.
     We depend on over 400 independent distributors to sell our products and provide service and after-market support to our ultimate customers. Distributors play a significant role in determining which of our products are stocked at their branch locations and the prices at which they are sold, which impacts how accessible our products are to our ultimate customers. Almost all of the distributors with whom we transact business offer competing products and services to our ultimate customers. There is a trend toward consolidation of these distributors, which has been escalating in recent years. In 2007, one distributor represented 13% of our total 2007 sales. The continued consolidation of these distributors, the loss of certain key distributors, or an increase in the distributors’ sales of our competitors’ products to our ultimate customers could materially reduce our sales and earnings.

Our success depends on our ability to enhance existing products and develop new products.
     Our financial and strategic performance depends partially on our ability to provide new and enhanced products to the global marketplace. We may not be able to develop or acquire innovative products or otherwise obtain intellectual property in a timely and effective manner in order to maintain and grow our position in global markets. Furthermore, we cannot be sure that new products or product improvements will be met with customer acceptance or contribute positively to our results. We may not be able to continue to support the levels of research and development activities and expenditures necessary to improve and expand our products. Competitors may be able to direct more capital and other resources to new or emerging technologies to respond to changes in customer requirements.
If we fail to comply with the financial covenants in our debt instruments, our ability to obtain financing and make payments under our debt instruments may be adversely impacted.
     The credit agreements providing for our Working Capital Facility and our Second-Lien Facility contain certain financial covenants. These financial covenants have been amended on several occasions and most recently in June 2007. While we believe that we will be able to comply with our financial covenants in future periods, failure to do so would, unless the covenants were further amended or waived, result in defaults under our credit agreements. An event of default under our credit agreements, if not waived, could result in the acceleration of these debt obligations and, consequently, our debt obligations under our Senior Subordinated Notes. Such acceleration could result in exercise of remedies by our creditors, which could have a material adverse impact on our ability to operate our business and to make payments under our debt instruments. In addition, an event of default under the credit facilities, such as the failure to maintain the applicable required financial ratios, would prevent additional borrowing under our credit agreements, which could have a material adverse effect on our ability to operate our business and to make payments under our debt instruments.
We are subject to risks caused by changes in interest rates.
     Changes in benchmark interest rates will impact the interest cost associated with our variable interest rate debt. Our variable rate debt includes the borrowings under our Working Capital Facility and our Second Lien Facility and the fixed-to-variable interest rate swap agreement we have established relating to our Senior Subordinated Notes. Changes in interest rates would affect our cost of future borrowings. Significant increases in interest rates would adversely affect our financial condition and results of operations.
If our consolidated indebtedness increases, our interest cost under our Senior Subordinated Notes may increase, which would negatively impact our results.
     The interest cost for our Senior Subordinated Notes is subject to change depending upon our consolidated leverage ratio for the payment of Special Interest. Under the terms of the indenture for the Senior Subordinated Notes, we are required to pay additional Special Interest, which was initially set at a rate of 1.25% per annum. The rate of Special Interest increases to a maximum of 2.75% if our consolidated leverage ratio increases to 7.0. The rate of Special Interest declines incrementally to 0% if our consolidated leverage ratio is less than 3.0. The rate of Special Interest, calculated as of June 30, 2008, was 0.25%.
Liabilities relating to litigation alleging manganese induced illness could reduce our profitability and impair our financial condition.
     We are a defendant in many cases alleging manganese induced illness. Manganese is an essential element of steel and contained in all welding filler metals. We are one of a large number of defendants. The claimants allege that exposure to manganese contained in the welding filler metals caused the plaintiffs to develop adverse neurological conditions, including a condition known as manganism.

     The aggregate long-term impact of the manganese loss contingencies on operating cash flows and financial condition is difficult to assess, particularly since claims are in many different stages of development. While we have contested and intend to continue to contest these lawsuits vigorously, there are several risks and uncertainties that may affect our liability for personal claims relating to exposure to manganese, including the possibility that our litigation experience changes overall. An adverse change from our litigation experience to date could materially diminish our profitability and impair our financial condition.
Our products involve risks of personal injury and property damage, which expose us to potential liability.
     Our business exposes us to possible claims for personal injury or death and property damage resulting from the products that we sell. We maintain insurance for loss (excluding attorneys’ fees and expenses) through a combination of self-insurance retentions and excess insurance coverage. We are not insured against punitive damage awards. We monitor claims and potential claims of which we become aware and establish reserves for the self-insurance amounts based on our liability estimates for such claims. We cannot give any assurance that existing or future claims will not exceed our estimates for self-insurance or the amount of our excess insurance coverage. In addition, we cannot give any assurance that insurance will continue to be available to us on economically reasonable terms or that our insurers would not require us to increase our self-insurance amounts. Claims brought against us that are not covered by insurance or that result in recoveries in excess of insurance coverage could have a material adverse effect on our results of operations and financial condition. Moreover, despite any insurance coverage, any accident or incident involving our products could negatively affect our reputation among customers and the public. This may make it more difficult for us to compete effectively.
If our relationship with our employees were to deteriorate, we could be adversely affected.
     Currently, in our U.S. operations (where none of our employees is represented by a labor union) and in our foreign operations (where the majority of our employees are represented by labor unions), we have maintained a positive working environment. Although we focus on maintaining a productive relationship with our employees, we cannot ensure that unions, particularly in the United States, will not attempt to organize our employees or that we will not be subject to work stoppages, strikes or other types of conflicts with our employees or organized labor in the future. Any such event could have a material adverse effect on our ability to operate our business and serve our customers and could materially impair our relationships with key customers and suppliers, which could damage our business, results of operations and financial condition.
If we are unable to retain and hire key employees, the performance of our operations could be adversely affected.
     Our ability to provide high-quality products and services for our customers and to manage the complexity of our business is dependent on our ability to retain and to attract skilled personnel in the areas of product engineering, manufacturing, sales and finance. Our businesses rely heavily on key personnel in the engineering, design, formulation and manufacturing of our products. Our success is also dependent on the management and leadership skills of our senior management team. As with all of our employees, we focus on maintaining a productive relationship with our key personnel. However, we cannot ensure that our employees will remain with us indefinitely. The loss of a key employee and the inability to find an adequate replacement could materially impair our relationship with key customers and suppliers, which could damage our business, results of operations and financial condition.

We are subject to various environmental laws and regulations and may incur costs that have a material adverse effect on our financial condition as a result of violations of or liabilities under environmental laws and regulations.
     Our operations are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials, and employee health and safety. As an owner and operator of real property and a generator of hazardous waste, we may also be subject to liability for the remediation of contaminated sites. While we are not currently aware of any outstanding material claims or obligations, we could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third-party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws or noncompliance with environmental permits required at our facilities.
     Contaminants have been detected at some of our present and former sites. In addition, we have been named as a potentially responsible party at certain Superfund sites. While we are not currently aware of any contaminated or Superfund sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability. In addition, the ultimate costs under environmental laws and the timing of these costs are difficult to predict. Liability under some environmental laws relating to contaminated sites, including the Comprehensive Environmental Response, Compensation, and Liability Act and analogous state laws, can be imposed retroactively and without regard to fault. Further, one responsible party could be held liable for all costs at a site. Thus, we may incur material liabilities under existing environmental laws and regulations or environmental laws and regulations that may be adopted in the future.
Risks Related to the Offering
The actual or anticipated sale by the selling stockholders of shares of our common stock may cause the market price of our common stock to decline.
     The sale of our common stock by the selling stockholders through open market transactions or other means may, depending upon the timing of the sales, depress the market price of our common stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated sales of our common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.
Sales of the common stock offered pursuant to this prospectus may result in a “change of control” under our credit facility agreements, which constitutes an event of default under the agreements and could result in the acceleration of our debt obligations under those agreements. The failure to obtain a waiver of this default would have a material adverse effect on the Company.
     Under the terms of our agreements providing for our Working Capital Facility and our Second-Lien Facility, any of the following events is a “change of control”:
•	any person or group of persons, within the meaning of the Securities Exchange Act of 1934, other than the selling stockholders or the holders of our Senior Subordinated Notes acquires beneficial ownership of 30% or more of our issued and outstanding shares of stock;

•	during any period of 12 consecutive calendar months, individuals who at the beginning of the period constituted our board of directors, together with any new directors elected or nominated for election by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than death or disability to constitute a majority of the directors then in office; or

•	a “change of control” as defined in the indenture for our Senior Subordinated Notes.
     As of the date of this prospectus, Angelo, Gordon & Co., L.P. beneficially owns 33.4% of our common stock, which it holds for the account of the other selling stockholders which are investment advisory clients of Angelo, Gordon & Co., L.P. Other investment advisory clients of Angelo, Gordon & Co., L.P. are the sole lenders under our Second Lien Facility, and also own a total of $24,217,000 principal amount of our Senior Subordinated Notes. If some or all of the shares offered pursuant to this prospectus are sold to one or more of our existing or new stockholders, it is possible that, following the sale, the purchaser would own more than 30% of our common stock. This would constitute an event of default under our Working Capital and Second-Lien Facilities, which, if not waived, would result in the acceleration of our debt obligations and the exercise of remedies under these Facilities. This acceleration, in turn, would also constitute an event of default under the indenture for the Senior Subordinated Notes. An event of default under our Working Capital and Second Lien Facilities, if not waived, would have a material adverse impact on our ability to operate our business and to make payments under our debt instruments.
If the sale of the common stock offered pursuant to this prospectus results in the ownership of 35% or more of our common stock by another person, we may be required to repurchase the Senior Subordinated Notes, which would have a material adverse effect on the Company.
     Upon a change of control, as defined in the indenture for the Senior Subordinated Notes, each holder of our Senior Subordinated Notes has the right to require us to purchase the Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal, plus accrued and unpaid interest. Under the indenture, a “change of control” occurs if
•	any person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than Angelo, Gordon & Co., L.P. and its affiliates, is or becomes the direct or indirect beneficial owner of more than 35% of the total voting power of our capital stock then outstanding and entitled to vote in the election of our directors, and

•	Angelo, Gordon & Co., L.P. and its affiliates beneficially own a lesser percentage of the total voting power of our voting capital stock than the acquiring person and does not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of our board of directors.
The indenture defines “beneficial ownership” to include all shares that a person has the right to acquire either immediately or with the passage of time.
     If some or all of the shares offered pursuant to this prospectus are sold to one of our existing stockholders, it is possible that, following the sale, the purchaser would own more than 35% of our common stock. If any of the holders of our Senior Subordinated Noteholders exercises its redemption rights, we may have insufficient working capital for operations or capital expenditures. In addition, we may not have sufficient financial resources to purchase all of the Senior Subordinated Notes. If we are unable to satisfy our payment obligations under the Senior Subordinated Notes, we may be in default under our indenture, which, if not waived, would result in the acceleration of our debt obligations and the exercise of remedies under the Working Capital Facility and the Second Lien Facility, which would have a material adverse impact on our ability to operate our business and to make payments under our debt instruments.

The selling stockholders’ sale of shares offered by this prospectus may limit our ability to use net operating loss carryforwards to offset future taxable income for federal and state income tax purposes, which could have a material adverse effect on our cash flow and results of operations.
     As of December 31, 2007, we had net operating loss carryforwards of approximately $122.2 million from the years 1998 through 2006 available to offset future federal and state taxable income. Our net operating loss carryforwards will expire between the years 2018 and 2026. Under Section 382 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its net operating losses to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of holders of five percent or more of the corporation’s stock increases by more than fifty (50) percentage points over an applicable three-year period. The amount of the annual limitation generally is equal to the value of the stock of the corporation immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. Our net operating loss carryforwards are not currently limited under Section 382.
     We expect that sales of our common stock by the selling stockholders will result in an ownership change or increase the likelihood that an ownership change will occur for Section 382 purposes and that we will be subject to Section 382 limitations. It is also possible that an ownership change may result from
•	sales of our common stock by other owners of five percent (5%) or more of the shares of our common stock, or

•	the acquisition of five percent (5%) or more of the shares of our common stock by other persons (or groups of persons).
We have no control over our stockholders’ ability to buy or sell their shares and therefore cannot prevent an ownership change from occurring. We also cannot predict the extent to which our net operating loss carryforwards will be limited or the ultimate impact of these limitations, which will depend on, among other things,
•	the identity of any stockholders who buy or sell our common stock,

•	the timing of their transactions,

•	the number of shares they buy or sell, and

•	our future taxable income.
     Limitations on our ability to use net operating loss carryforwards to offset future taxable income under Section 382 that result from an ownership change could reduce the benefit of our net operating loss carryforwards by
•	requiring us to pay federal and state income taxes earlier than we otherwise would have, had such a change not occurred, and

•	causing part of our net operating loss carryforwards to expire without our having fully utilized them.
Limitations under Section 382 could also limit our use of other credits, such as foreign tax credits, in future years. Limitations resulting from an ownership change under Section 382 could have a material adverse effect on our cash flow and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Some of the statements contained or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and relate to future events and occurrences. Actual results could differ materially due to a variety of factors and the other risks described in this prospectus and the other documents we file from time to time with the SEC. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, the following and those discussed under the “Risk Factors” section of this prospectus, beginning on page 2:
(a)	the cyclicality of our business and those of our customers,

(b)	general economic conditions, including political and economic uncertainty in various areas of the world where we do business,

(c)	actions taken by our competitors that affect our ability to retain our customers,

(d)	our international sales and operations are subject to numerous risks, including currency exchange fluctuations, differing protections of intellectual property, trade barriers, and regional economic uncertainty,

(e)	the cost and availability of raw materials,

(f)	the effectiveness of our cost reduction initiatives,

(g)	consolidation within our customer base and the resulting increased concentration of our sales,

(h)	our ability to meet customer needs by introducing new and enhanced products,

(i)	our ability to comply with the terms of our debt instruments, obtain financing and service our debt, and the impact of changes in interest rates,

(j)	unforeseen liabilities arising from litigation, including product liability risks,

(k)	our relationship with our employees and our ability to retain qualified management personnel and attract new management personnel,

(l)	costs of compliance with and liabilities arising under environmental laws and regulations, and

(m)	risks related to this offering.
     Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not guarantees of performance or results. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or that reflect the occurrence of unanticipated events.

USE OF PROCEEDS
     Except as may otherwise be described in the applicable prospectus supplement, we expect to use the net proceeds to us from our sale of common stock under this prospectus to repay indebtedness and for general corporate purposes, including, but not limited to, capital expenditures, and for general working capital purposes. Additional information on the use of net proceeds from any sale of common stock offered by us under this prospectus will be set forth in the prospectus supplement relating to such offering.
     We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.
SELLING STOCKHOLDERS
     The following table sets forth as of the date of this prospectus, information regarding Angelo, Gordon & Co., L.P. and the shares that it may offer and sell from time to time under this prospectus for the account of certain of its clients, to whom we refer, together with Angelo, Gordon & Co., L.P., as the “selling stockholders.” This table is prepared based on information supplied to us by the Angelo, Gordon & Co., L.P. The number of shares in the column “Number of Shares of Common Stock Being Offered” represents all of the shares that the selling stockholders may offer under this prospectus. The selling stockholders may sell some, all or none of their shares but are under no obligation to sell any of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with Angelo, Gordon & Co., L.P. or any of the other selling stockholders regarding the sale of any of the shares.

			Number of	Beneficial Ownership
	Beneficial Ownership Before		Shares of	After Offering (1)
	Offering (1)		Common		Percent
	Number of	Percent of	Stock Being	Number	of
Name and Address of Selling Stockholder	Shares	Class (2)	Offered	of Shares	Class (2)
Angelo Gordon & Co., L.P.	4,496,555	33.4%	4,496,555	0	0%
245 Park Avenue, New York, New York 10167

(1)	Angelo, Gordon & Co., L.P., a registered investment adviser, exercises voting and dispositive powers over all of the shares, which are held for the account of the following investment advisory clients of Angelo, Gordon & Co., L.P.: AG Super Advantage, L.P., Commonfund — Event Driven Fund, AG CNG Fund, L.P., AG MM, L.P., AG Capital Recovery Partners, L.P., PHS Bay Colony, L.P., AG Capital Recovery Partners II, L.P., AG Eleven Partners, L.P., GAM Arbitrage Investments, Inc., AG Super Fund International Partners, L.P., Nutmeg Partners, L.P., PHS Patriot Fund, L.P., AG Princess, L.P., AG Super Fund, L.P. Mr. John M. Angelo, in his capacity as the chief executive officer of Angelo, Gordon & Co., L.P., and Mr. Michael L. Gordon, in his capacity as the chief operating officer and chief investment officer of Angelo, Gordon & Co., L.P., share the voting and dispositive powers with respect to the shares.

(2)	The percentage is based on 13,474,952 shares outstanding and calculated in accordance with Rule 13d-3 under the Exchange Act as of August 27, 2008.
     The shares being offered by Angelo, Gordon & Co., L.P. on behalf of its clients were acquired when we issued new common stock pursuant to our plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, approved by the U.S. Bankruptcy Court’s confirmation order of April 3, 2003. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the registration rights agreement we entered into with Angelo, Gordon & Co., L.P. and certain other parties on May 23, 2003. The agreement provides Angelo, Gordon & Co., L.P. with certain demand registration rights, which it has exercised. Pursuant to that agreement, we agreed to use our commercially reasonable best efforts, upon exercise of these rights, to effect the registration of the selling stockholders’ shares that are the subject of this prospectus. In accordance with the registration rights agreement, we will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholder, except for underwriting fees, discounts and commissions, and fees and expenses of any counsel or other persons retained or employed by the selling stockholder.
     Mr. Bradley G. Pattelli, a member of our board of directors since May 2003, has been employed by Angelo, Gordon & Co., L.P. since 1998, where he focuses on the leveraged loan and distressed securities markets. He currently serves as a portfolio manager and co-head of the leveraged loan group. He makes investment recommendations to the funds, although he does not have the authority to make investment decisions. Pursuant to an arrangement between Mr. Pattelli and Angelo, Gordon & Co., L.P., all director fees which would have been otherwise payable to Mr. Pattelli are distributed directly to Angelo, Gordon & Co., L.P. Such fees are subsequently remitted on a pro rata basis to the client accounts of Angelo, Gordon & Co., L.P. that hold our stock. Shares owned personally by Mr. Pattelli are not deemed to be beneficially owned by Angelo, Gordon & Co., L.P., and are not included in the shares offered for sale.
PLAN OF DISTRIBUTION
     The shares of common stock covered by this prospectus may be offered and sold from time to time by us or by the selling stockholders. For purposes of the following description, the term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each of these sales. Sales by us or by the selling stockholders may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. We and the selling stockholders may sell shares by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq Capital Market,

•	in privately negotiated transactions, and

•	in options transactions.
     In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     In effecting sales, broker-dealers or agents engaged by us or the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions in amounts to be negotiated immediately prior to the sale.
     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for us or for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
     To comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. We have agreed to bear all fees and expenses in connection with the registration of the shares of common stock covered by the prospectus.

LEGAL MATTERS
     The validity of the common stock offered hereby will be passed upon for us by Armstrong Teasdale LLP.
EXPERTS
     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the reports of our independent registered public accounting firms, KPMG LLP for the years ended December 31, 2006 and 2007 and Ernst & Young LLP for the year ended December 31, 2005, given on the authority of said firms as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of the documents we file with the SEC can be read at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facility. You may also obtain copies of these documents on our website at www.thermadyne.com.
     We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s website.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We are incorporating by reference in this prospectus some of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents.

The information in the documents incorporated by reference is considered to be a part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.
     We have filed or may file the following documents with the SEC. These documents are incorporated by reference as of their respective dates of filing:
     (1) our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 13, 2008,
     (2) our quarterly report on Form 10-Q for the quarter ended March 31, 2008, as filed with the SEC on May 6, 2008,
     (3) our quarterly report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on August 5, 2008,
     (4) our current reports on Form 8-K as filed with the SEC on March 17, 2008, March 25, 2008, April 18, 2008, April 28, 2008, May 1, 2008, May 7, 2008 and August 6, 2008,
     (5) all our filings pursuant to the Exchange Act, after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement,
     (6) the description of the securities contained in our registration statements on Form 10/A, Amendment No. 2, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description, and
     (7) all documents and reports that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports.
     Information in current reports on Form 8-K furnished under Item 2.02 or 7.01 of Form 8-K (as such items may be renumbered and redesignated) are not incorporated herein by reference.
     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting our Corporate Secretary, Cary Levitt, at Thermadyne Holdings Corporation, 16052 Swingley Ridge Road, Chesterfield, Missouri, 63017, telephone (636) 728-3000.
     You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, to which we have specifically referred you. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, if any, all of which will be paid by the registrant:

SEC registration fee	$4,670.88
Printing and engraving expenses	10,000
Legal fees and expenses	50,000
Accounting fees and expenses	40,000
EDGAR formatting expenses	5,000
Miscellaneous expenses	5,000

Total expenses	$114,670.88
Item 15. Indemnification of Directors and Officers.
     Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
     Section 145 of the DGCL provides, among other things, that a corporation, including the registrant, may indemnify any person who has or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by the corporation or in the right of the corporation) by reason of the fact that the person is or was one of the directors, officers, agents or employees of the corporation or is or was serving at the request of the corporation as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner that the person reasonably believed to be in the best interest of the corporation, or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify applies to actions brought by the corporation or in the right of the corporation as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.
     Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
     Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of a dividend or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent or dissenting director receives notice of the unlawful acts.
     As permitted under the DGCL, the certificate of incorporation of the registrant includes provisions for indemnification of directors, officers and employees of the registrant. Pursuant to Article Eighth of the certificate of incorporation, the registrant must indemnify any person who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she (i) is or was a director or officer or (ii) while a director or officer, is or was serving at the request of the registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL. The registrant will pay expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL. The rights conferred in the certificate of incorporation are not exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise. The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.
     Pursuant to Article Ninth of the certificate of incorporation, a director is not personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, a director is not be liable to the registrant or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.
     In addition, the registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers, and has entered into indemnification agreements with its officers and directors. Pursuant to each indemnification agreement, the registrant agreed to indemnify each indemnitee to the fullest extent permitted by the DGCL. The registrant also agreed that as long as each indemnitee is entitled to indemnification under the terms of the respective indemnification agreement, the registrant will obtain and maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers covering each indemnitee against any liability asserted against or incurred by indemnitee or on indemnitee’s behalf in any indemnified capacity whether or not the registrant would have the power to indemnify the indemnitees against such liability under the indemnification agreements.
     The registrant has also entered into employment agreements with certain of its officers that contain indemnification provisions. The employment agreement between the registrant and Steven A. Schumm, dated as of August 7, 2006 and the employment agreement between the registrant and Terry A. Moody, dated as of July 12, 2007, provide that the registrant will indemnify Mr. Schumm and Mr. Moody, respectively, to the fullest extent that would be permitted by law, or by the registrant’s charter or by-laws, or by the terms of any indemnification agreement between the registrant and Mr. Schumm or Mr. Moody, as the case may be, whichever affords the indemnitee the greatest protection, against all costs, charges, and expenses incurred by the indemnitee in connection with any action, suit or proceeding to which the indemnitee may be made a party by reason of his being or having been an officer or employee of the registrant, or serving as a director, officer or employee of an affiliate of the registrant, at the registrant’s request, other than any action, suit or proceeding brought against the indemnitee by or on account of his breach of the provisions of an employment agreement with a third party that has not been disclosed by the indemnitee to the registrant. The employment agreements also provide that Mr. Schumm and Mr. Moody, respectively, will be entitled to the protection of any insurance policies the registrant may elect to maintain generally for the benefit of its officers and directors. The indemnification survives any termination of the respective agreements.
Item 16. Exhibits.

Exhibit No.	Description
5	Opinion of Armstrong Teasdale LLP regarding legality of the shares being registered.

10	Registration Rights Agreement dated as of May 23, 2003 among Thermadyne Holdings Corporation, Angelo Gordon & Co., L.P., Sigler & Co., Silver Oak Capital, LLC, Credit Suisse First Boston and Goldman Sachs Credit Partners, L.P. (incorporated by reference to Exhibit 4.3 to the registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2003).

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Armstrong Teasdale LLP (included in Exhibit 5).

24	Power of Attorney (see signature page).
Item 17. Undertakings.
A. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date; or

(C)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
D. The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on August 29, 2008.

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Steven A. Schumm
Steven A. Schumm
Executive Vice President, Chief Financial Officer and Chief Administrative Officer

POWER OF ATTORNEY
     We, the undersigned officers and directors of Thermadyne Holdings Corporation, hereby severally constitute and appoint Paul D. Melnuk and Steven A. Schumm, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place, and stead, in any and all capacities, to sign Thermadyne Holdings Corporation’s registration statement on Form S-3, and any other registration statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul D. Melnuk Paul D. Melnuk	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 28, 2008

/s/ Steven A. Schumm Steven A. Schumm	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial and Accounting Officer)	August 29, 2008

/s/ J. Joe Adorjan J. Joe Adorjan	Director	August 28, 2008

/s/ Andrew L. Berger Andrew L. Berger	Director	August 28, 2008

Signature	Title	Date

/s/ James B. Gamache James B. Gamache	Director	August 28, 2008

/s/ Marnie S. Gordon Marnie S. Gordon	Director	August 28, 2008

/s/ Bradley G. Pattelli Bradley G. Pattelli	Director	August 29, 2008

INDEX TO EXHIBITS

Exhibit No.	Description
5	Opinion of Armstrong Teasdale LLP regarding legality of the shares being registered.

10	Registration Rights Agreement dated as of May 23, 2003 among Thermadyne Holdings Corporation, Angelo Gordon & Co., L.P., Sigler & Co., Silver Oak Capital, LLC, Credit Suisse First Boston and Goldman Sachs Credit Partners, L.P. (incorporated by reference to Exhibit 4.3 to the registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2003).

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Armstrong Teasdale LLP (included in Exhibit 5).

24	Power of Attorney (see signature page).